                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                             ENGELHARD CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             ENGELHARD CORPORATION
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

LOGO OF ENGELHARD                      101 WOOD AVENUE, ISELIN, NEW JERSEY 08830

ORIN R. SMITH
President and
Chief Executive Officer

                                                                  March 30, 1994

Dear Shareholder:

  You are cordially invited to attend the 1994 Annual Meeting of Shareholders which will be held at 10:00 a.m. on Thursday, May 5, in Auditoriums A and B, Ground Floor, at Chase Manhattan Bank, One Chase Manhattan Plaza, New York City. You may enter at Liberty or William Street.

  The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which the business and operations of Engelhard will also be reviewed. Discussions at our Annual Meeting have generally been interesting and useful, and we hope that you will be able to attend. If you plan to attend, please check the box provided on the proxy card and an admission ticket will be sent to you. Only shareholders and their proxies will be permitted to attend the Annual Meeting. If you do not attend the Annual Meeting, you will of course be informed of the proceedings, as in prior years, in the post- meeting report which will be sent to all shareholders.

  Whether or not you plan to attend, we urge you to complete, sign and return the enclosed proxy card, so that your shares will be represented and voted at the Annual Meeting.

                                            Sincerely yours,

                                            /S/ ORIN R. SMITH

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                               -----------------

               NOTICE OF THE 1994 ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

To our Shareholders:                                              March 30, 1994

  The Annual Meeting of Shareholders of Engelhard Corporation, a Delaware corporation, will be held on Thursday, May 5, 1994, at 10:00 a.m., New York City time, in Auditoriums A and B, Ground Floor, at Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York, for the following purposes:

    (1) To elect three Directors;

    (2) To ratify the appointment of Coopers & Lybrand as independent public accountants; and

    (3) To transact such other business as may properly come before the meeting.

  The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 14, 1994.

  A list of shareholders entitled to vote at the Annual Meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, at the offices of the Company's Transfer Agent and Registrar, Mellon Securities Trust Company, 120 Broadway, New York, New York 10271, during ordinary business hours for ten days prior to the meeting.

                                            By Order of the Board of Directors

                                                    ARTHUR A. DORNBUSCH, II
                                                    Vice President, General
                                                            Counsel
                                                         and Secretary

            SHAREHOLDERS ARE URGED TO MARK, SIGN AND RETURN PROMPTLY
             THE ACCOMPANYING PROXY IN THE ENCLOSED RETURN ENVELOPE

                             ENGELHARD CORPORATION
                                101 WOOD AVENUE
                            ISELIN, NEW JERSEY 08830

                               -----------------

          PROXY STATEMENT FOR THE 1994 ANNUAL MEETING OF SHAREHOLDERS

                               -----------------

                     SOLICITATION AND REVOCATION OF PROXIES

  The accompanying proxy, being mailed to shareholders on or about March 30, 1994, is solicited by the Board of Directors of Engelhard Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Thursday, May 5, 1994. In case the Meeting is adjourned, the proxy will be used at any adjournments thereof. If a proxy is received before the Meeting, the shares represented by it will be voted unless the proxy is revoked by written notice prior to the Meeting or by voting by ballot at the Meeting. If matters other than those set forth in the accompanying Notice of Annual Meeting are presented at the Meeting for action, which is not currently anticipated, the proxy holders will vote the proxies in accordance with their best judgment.

  Holders of Common Stock as of the close of business on March 14, 1994 will be entitled to vote. On such date there were outstanding and entitled to vote 96,601,195 shares of Common Stock of the Company, each of which is entitled to one vote with respect to each matter to be voted on at the Meeting. The presence at the Meeting in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

  The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation by mail, proxies may be solicited personally, or by telephone, by employees of the Company. The Company has also engaged D.F. King & Co., Inc., 77 Water Street, New York, New York, to assist in such solicitation at an estimated fee of $14,000 plus disbursements. The Company may reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock.

                     INFORMATION AS TO CERTAIN SHAREHOLDERS

  Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than five percent of the Company's voting securities as of March 3, 1994:

                                                             AMOUNT
                                                          BENEFICIALLY PERCENT
                                                             OWNED     OF CLASS
                                                          ------------ --------
Minorco..................................................  30,637,603  31.7%(1)
9 rue Sainte Zithe, Luxembourg City,
 Grand Duchy of Luxembourg
State Farm Mutual Automobile Insurance Company...........   6,447,262   6.7%(2)
One State Farm Plaza,
 Bloomington, Illinois 61710
Janus Capital Corporation................................   5,411,273   5.6%(3)
100 Fillmore Street, Suite 300
 Denver, Colorado 80206

- --------
(1) The Company is informed by Minorco, a company incorporated under the laws of Luxembourg as a societe anonyme, as follows:

    Minorco, through a wholly-owned subsidiary, holds 30,637,603 shares of Common Stock of the Company, representing approximately 31.7% of the outstanding voting securities of the Company. Shares granted to Mr. Slack pursuant to the Company's Stock Bonus Plan for Non-Employee Directors have been ceded to Minorco pursuant to an arrangement between Mr. Slack and Minorco.

    Minorco is an international natural resources company principally involved in mining and the processing of gold, base metals and industrial materials, pulp, paper, packaging and in agribusiness. The capital stock of Minorco is owned, in part, as follows: approximately 43%, directly or through subsidiaries, by Anglo American Corporation of South Africa Limited ("Anglo American"), a publicly held mining and finance company, and approximately 22%, directly or through subsidiaries, by De Beers Centenary AG ("Centenary"), a publicly held Swiss diamond mining and investment company, and approximately 3% by Anglo American Gold Investment Company Limited ("Amgold"), a publicly held mining investment company. Approximately 39% of the capital stock of Anglo American is owned, directly or through subsidiaries, by De Beers Consolidated Mines Limited ("De Beers"), a publicly held diamond mining and investment company. Approximately 29% of the capital stock of Centenary and 33% of the capital stock of De Beers is owned, directly or through subsidiaries, by Anglo American. De Beers owns approximately 9% of Centenary. Approximately 50% of the capital stock of Amgold is owned, directly or through subsidiaries, by Anglo American.

    Mr. Nicholas F. Oppenheimer, deputy chairman and a director of Anglo American, Centenary and De Beers, chairman and a director of Amgold and a director of Minorco, and Mr. Henry R. Slack, president and chief executive and a director of Minorco and a director of Anglo American and Engelhard, have indirect partial interests in approximately 7% of the outstanding shares of Minorco, approximately 8% of the outstanding shares of Anglo American and less than one percent of the outstanding shares of Amgold.

(2) As reported by State Farm Mutual Automobile Insurance Company and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated January 29, 1994.

(3) As reported by Janus Capital Corporation and related entities on Schedule 13G filed with the Securities and Exchange Commission and dated February 11, 1994.

                            1. ELECTION OF DIRECTORS

  The Board of Directors of the Company consists of three classes, Class I, Class II and Class III, each class serving for a full three-year term. Messrs. Antonini, Lea and Watson, are nominees for election as Class I Directors at the Annual Meeting. Messrs. Antonini and Watson are incumbent Class I Directors and Mr. Lea is a first time nominee to the Board of Directors. If elected, the Class I Directors will serve three-year terms expiring in 1997. Mr. Gerard E. Munera a Class I Director since 1991 will not stand for reelection. The Class II Directors will be considered for reelection at the 1995 Annual Meeting. The Class III Directors will be considered for reelection at the 1996 Annual Meeting.

  Messrs. Slack and Smith have been members of the Board of Directors since 1981, Mr. Richards since 1983, Mr. Antonini since 1985, Mr. Napier since 1986, Mrs. Pace since 1987, Mr. LaTorre since 1990 and Messrs. Guyett and Watson since 1991.

  Directors will be elected by the affirmative vote of a majority of the votes cast at the Meeting.

  The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of Messrs. Antonini, Lea and Watson as Class I Directors.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

  The following table sets forth the name and age of each nominee and Director; all other positions and offices, if any, now held by him or her with the Company and his or her principal occupation during the last five years.

           DIRECTORS WITH TERMS EXPIRING MAY 1994 AND NOMINEES, AGES,
                 PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS I)
                  -------------------------------------------
MARION H. ANTONINI
 Age 63. Chairman, President and Chief Executive Officer of Welbilt
  Corporation, a food service equipment and consumer products company, since September 1990; Chairman and Managing Director of KD Equities prior thereto.
 Mr. Antonini is also a director of Vulcan Materials Company and Scientific-
  Atlanta, Inc.

ANTHONY W. LEA
 Age 45. Director and Member of the Executive Committee of Minorco since prior to 1989; Finance Director thereof from September 1988 to December 1989; Joint Managing Director thereof from January 1990 to December 1992; Director of Anglo American Corporation of South Africa since November 1993.

DOUGLAS G. WATSON
 Age 49. President of the Pharmaceuticals Division and Director of CIBA-GEIGY
  Corporation since prior to 1989.
 Mr. Watson is also a director of The Summit Bancorporation.

                 DIRECTORS WITH TERMS EXPIRING MAY 1995, AGES,
                 PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                    FIVE YEARS, BOARD MEMBERSHIPS (CLASS II)
                       ---------------------------------
ROBERT L. GUYETT
 Age 57. Senior Vice President and Chief Financial Officer of the Company since September 1991; Senior Vice President and Chief Financial Officer of Fluor Corporation prior thereto.
 Mr. Guyett is also a director of Canonie Environmental Services Corp. and Newport Corporation.

JAMES V. NAPIER
 Age 57. Chairman of Scientific-Atlanta, Inc., a communications manufacturing company, since December 1992; Chairman and President of Commercial Telephone Group, Inc. prior thereto.
 Mr. Napier is also a director of Intelligent Systems Corporation, Vulcan
  Materials Company, HBO & Company, Centex Telemanagement, Inc., Rhodes, Inc. and Summit Communications Group.

NORMA T. PACE
 Age 72. Senior Advisor and Director of WEFA Group, Inc., economic consultants, since 1992; President of Economic Consulting and Planning Inc. prior thereto.
 Mrs. Pace is also a director of Hasbro, Inc. and Georgia-Pacific Corporation.

                 DIRECTORS WITH TERMS EXPIRING MAY 1996, AGES,
                 PRINCIPAL BUSINESS EXPERIENCE DURING THE PAST
                   FIVE YEARS, BOARD MEMBERSHIPS (CLASS III)
                       ---------------------------------
L. DONALD LATORRE
 Age 56. Senior Vice President and Chief Operating Officer of the Company since June 1990; Vice President of the Company and President of the Pigments and Additives Division prior thereto.

REUBEN F. RICHARDS
 Age 64. Non-Executive Chairman of the Board of the Company since prior to 1989; Chairman of the Board, Terra Industries Inc., agribusiness, from prior to 1989; Chief Executive Officer and President thereof from prior to 1989 to May 1991; Chairman of the Board of Minorco (U.S.A.) Inc. since May 1990 and Chief Executive Officer and President since February, 1994.
 Mr. Richards is also a director of Santa Fe Energy Resources, Inc., Ecolab
  Inc., Minorco and Potlatch Corporation.

HENRY R. SLACK
 Age 44. Chief Executive of Minorco since December 1992; President and a director thereof since prior to 1989; director of Anglo American Corporation of South Africa Limited since prior to 1989.
 Mr. Slack is also a director of Terra Industries Inc.

ORIN R. SMITH
 Age 58. President and Chief Executive Officer of the Company from prior to
  1989.
 Mr. Smith is also a director of Vulcan Materials Company, The Summit
  Bancorporation, The Louisiana Land and Exploration Company and New Jersey Manufacturers Insurance Company.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

  Set forth in the following table is the beneficial ownership of Common Stock as of March 3, 1994 for all nominees, continuing Directors, each of the Executive Officers listed on the Summary Compensation Table and all Directors and Executive Officers as a group. No Director or Executive Officer owns more than 1% of the total outstanding shares (including exercisable options). All Directors and Executive Officers as a group own approximately 2.0% of the total outstanding shares (including exercisable options).

                               NAME                                  SHARES
                               ----                                 ---------
Marion H. Antonini.................................................     6,750
Arthur A. Dornbusch, II............................................   114,015(1)
Robert L. Guyett...................................................   196,536(1)
L. Donald LaTorre..................................................   374,758(1)
Anthony W. Lea.....................................................       500
James V. Napier....................................................     6,750
Norma T. Pace......................................................    12,131
Reuben F. Richards.................................................     6,750
Robert J. Schaffhauser.............................................    80,551(1)
Henry R. Slack.....................................................     1,687(2)
Orin R. Smith......................................................   752,393(1)
Douglas G. Watson..................................................    12,834
All Directors and Executive Officers as a group.................... 1,963,278(1)

- --------
(1) Includes 216,563, 101,250, 90,000, 11,251, 7,502 and 535,689 shares of
    Common Stock subject to options granted to Messrs. Smith, LaTorre, Guyett, Schaffhauser, Dornbusch and all Directors and Executive Officers as a group, respectively, under the Company's Stock Option Plan of 1981 (the "1981 Stock Option Plan") and the Company's Stock Option Plan of 1991 (the "Stock Option Plan", together with the 1981 Stock Option Plan, the "Stock Option Plans"), which options may be exercised within 60 days from March 3, 1994, and also includes 2,436 shares owned by family members in which persons in the group disclaim any beneficial interest.

(2) Excludes 548,122 shares of Common Stock in which Mr. Slack has an indirect partial interest and in which he disclaims any beneficial interest.

               BOARD OF DIRECTORS' MEETINGS, COMMITTEES AND FEES

  The Board of Directors of the Company held a total of nine meetings during 1993. Among the standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Stock Option/Stock Bonus Committee. The Board does not have a nominating committee.

  The members of the Audit Committee are Mrs. Pace (Chairman), Messrs. Antonini, Munera and Richards, all of whom are non-employee Directors. The Audit Committee periodically reviews the Company's accounting policies, internal accounting controls and the scope and results of the independent accountants' audit of the Company's financial statements. The Audit Committee held three meetings during 1993.

  The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Compensation Committee determines the appropriate level of compensation for the Officers and employees of the Company. The Compensation Committee held four meetings during 1993.

  The members of the Stock Option/Stock Bonus Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee Directors. The Stock Option/Stock Bonus Committee administers the Company's stock option and stock bonus plans and determines the terms and conditions for the issuance of stock options and stock bonus awards to the Officers and employees of the Company. The members of the Committee are not eligible to participate in such plans. The Stock Option/Stock Bonus Committee held two meetings during 1993.

  During 1993 all of the Directors of the Company attended all of the meetings of the Board and meetings of committees of the Board on which they served, except for Mr. Slack, who attended fewer than 75% of such meetings.

  Directors who are not employees of the Company each received a retainer at the annual rate of $30,000 in 1993. There was also a Chairman's fee paid in 1993 of $75,000. In addition, non-employee Directors received a $1,350 attendance fee for each Board meeting attended in 1993. During 1993, non-employee Directors also received a $1,000 attendance fee for each committee meeting attended; a $5,000 annual retainer for each committee on which they served; and an additional $5,000 annual retainer for each chairman of a committee. Directors who are employees of the Company do not receive any Directors' fees or retainers.

  Pursuant to the Company's Retirement Plan for Directors, a Director or Director Emeritus will receive retirement benefits following his retirement as a Director if at the time of such retirement either (i) he has six or more years of service as a non-employee Director or (ii) his age and years of service as a non-employee Director equal at least 65. Such retirement benefits will be an annual amount equal to the annual Board retainer fee (excluding meeting and committee fees) in effect on the date of the Director's retirement and will be payable in equal monthly installments commencing on the first day of the month coinciding with or next following the Director's 65th birthday or, if later, the date of the Director's retirement and continuing until the earlier of (i) the Director's death or (ii) the completion of payments for a period equal to the period of the Director's service as a non-employee Director.

  Pursuant to the Company's Stock Bonus Plan for Non-Employee Directors (the "Directors Stock Bonus Plan") each person who becomes such a non-employee Director prior to June 30, 1996 shall be awarded 5,062 shares of the Company's Common Stock effective as of such person's election to the Board of Directors. Such shares will vest in equal increments over a ten year period. Directors are entitled to receive cash dividends on and to vote shares which are the subject of an award prior to their distribution or forfeiture. Upon termination of the Director's service as a non-employee Director, the Director (or, in the event of his death, his beneficiary) shall be entitled to receive the shares awarded to such Director which have tentatively vested up to the date of such termination of service; shares may be received prior to such date if there has been an "acquisition of a control interest".

  Pursuant to the Company's Directors and Executives Deferred Compensation Plan, the Company's Deferred Compensation Plan for Directors and the Company's Directors Stock Bonus Plan, non-employee Directors may elect to defer payment of all or a designated portion of their compensation for services as a Director.

      COMPENSATION COMMITTEE INTERLOCKS, INSIDER PARTICIPATION AND CERTAIN
                                  TRANSACTIONS

  The members of the Compensation Committee are Messrs. Antonini (Chairman), Napier, Richards, Slack and Watson and Mrs. Pace, all of whom are non-employee directors. Messrs. Richards and Slack are the Chairman of the Board, Chief Executive Officer and President of Minorco (U.S.A.) Inc. and the Chief Executive, President and Director of Minorco, respectively. Minorco beneficially owns more than five percent of the Company's voting securities. For additional information regarding Minorco, see "Information as to Certain Shareholders" on page 2.

  The Company markets, fabricates and processes various metals, minerals and ores acquired from numerous domestic and foreign suppliers. The Company makes and will continue to make purchases of such materials, in the ordinary course of its business, from entities in which it is informed Anglo American has a material interest, upon terms which are no less favorable to the Company than those obtainable from other sources. The Company's purchases of such materials from all sources during 1993 approximated $1.3 billion including purchases of approximately $229 million from entities in which the Company is informed Anglo American has a material interest.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, with the exception of L. Donald LaTorre, who inadvertently failed to report until February 1994 certain purchases prior to 1993 of the Company's Common Stock pursuant to the Company's Dividend Reinvestment Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table sets forth the compensation paid by the Company for services rendered in all capacities during each of the last three fiscal years to the Chief Executive Officer and the other four most highly compensated Executive Officers. All share and per share data have been restated to give effect to all relevant stock splits, the last of which occurred in September, 1993.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                  ANNUAL COMPENSATION                 AWARDS (1)(2)
                         ---------------------------------------- ----------------------
       NAME AND                                      OTHER ANNUAL   RESTRICTED            ALL OTHER
       PRINCIPAL                                       COMPEN-        STOCK      OPTIONS COMPENSATION
       POSITION          YEAR SALARY ($)   BONUS ($)  SATION ($)  AWARD(S)($)(3)   (#)      ($)(4)
- -----------------------  ---- ----------   --------- ------------ -------------- ------- ------------
Orin R. Smith Director,  1993  670,034      585,000        686      1,323,000    191,250
 President and Chief     1992  620,000      670,000      1,265      1,674,750    225,000
 Executive Officer       1991  570,000      675,000                   924,000    225,000
L. Donald LaTorre,       1993  376,269      250,000      3,985        945,000    115,000    2,697
 Director, Senior        1992  341,250      350,000      2,872      1,196,250    135,000    1,826
 Vice President          1991  307,500      350,000                   660,000    135,000
 and Chief
 Operating Officer
Robert L. Guyett,        1993  351,660      200,000      3,136        588,000     77,500    1,882
 Director, Senior        1992  330,684      250,000     61,033(5)     747,656     90,000      741
 Vice President          1991   88,987(5)   225,000                   828,230    135,000
 and Chief
 Financial Officer
Robert J. Schaffhauser,  1993  249,696      110,000      2,785        378,000     40,000
 Vice President,         1992  231,600      160,000      2,077        478,500     45,000
 Corporate               1991  216,333      140,000                   264,000     45,000
 Development
Arthur A. Dornbusch, II  1993  233,711      100,000      2,409        329,000     26,000    2,158
 Vice President,         1992  223,038      100,000      1,722        398,750     30,000    1,461
 General Counsel,        1991  210,520      120,000                   231,000     33,750
 and Secretary

- --------
(1) The Company's Key Employee Stock Bonus Plan and the Company's Stock Option Plans provide for acceleration of vesting in the event of a "change in control." For information on what constitutes a "change in control," see "Employment Contracts and Change In Control Arrangements" on page 15.

(2) Currently, the Company has no Long Term Incentive Plans which are required to be reported pursuant to the General Rules and Regulations of the Securities and Exchange Commission.

(3) As of December 31, 1993, Messrs. Smith, LaTorre, Guyett, Schaffhauser and Dornbusch held 180,900, 117,900, 68,198, 44,550 and 46,500 unvested shares, respectively, of stock which were awarded pursuant to the Company's Key Employee Stock Bonus Plan having a market value of $4,409,438, $2,873,813, $1,662,326, $1,085,906 and $1,133,438, respectively. The reported grants were made in February, 1994 for services rendered during 1993. Restricted stock awards of the Company's Common Stock granted under the Key Employee Stock Bonus Plan vest in five equal annual installments commencing on the first anniversary of the date of the grant. Vesting will be accelerated upon the occurrence of a "change in control." The Company pays dividends on restricted stock, if and to the extent paid on Common Stock generally. For information on what constitutes a "change in control," see "Employment Contracts and Change In Control Arrangements" on page 15.
(4) Represents interest accrued during 1992 and 1993 in excess of 120% of the applicable federal interest rate with respect to salary and bonus deferrals.
(5) Mr. Guyett joined the Company on September 23, 1991 and received $58,658 in 1992 pursuant to the Company's Relocation Policy in connection with his relocation from California.

  The following table sets forth information concerning individual grants of stock options made under the Stock Option Plan in February, 1994 for services rendered during 1993 by each of the named Executive Officers. There were no options granted to the named Executive Officers in fiscal 1993.


                OPTION GRANTS FOR SERVICES RENDERED DURING 1993

                                                                       GRANT DATE
INDIVIDUAL GRANTS                                                        VALUE
- --------------------------------------------------------------------- ------------
                                      % OF TOTAL
                          NUMBER OF    OPTIONS
                          SECURITIES  GRANTED TO
                          UNDERLYING  EMPLOYEES   EXERCISE
                           OPTIONS   FOR SERVICES OR BASE              GRANT DATE
                           GRANTED     RENDERED    PRICE   EXPIRATION   PRESENT
NAME                        (#)(1)   DURING 1993   ($/SH)     DATE    VALUE ($)(2)
- ----                      ---------- ------------ -------- ---------- ------------
Orin R. Smith...........   191,250       10%       26.88    2/3/2004   1,155,150
L. Donald LaTorre.......   115,000        6%       26.88    2/3/2004     694,600
Robert L. Guyett........    77,500        4%       26.88    2/3/2004     468,100
Robert J. Schaffhauser..    40,000        2%       26.88    2/3/2004     241,600
Arthur A. Dornbusch, II.    26,000        1%       26.88    2/3/2004     157,040

- --------
(1) Options have a ten year term and vest in four equal annual installments commencing on the first anniversary of the date of grant. Vesting will be accelerated upon the occurrence of a "change in control." For information as to what constitutes a "change in control," see "Employment Contracts and Change In Control Arrangements" on page 15.
(2) Based on a binomial option pricing model. The model assumes: (a) an option term of 3 1/3 years, which represents historic and anticipated exercise trends for the named Executive Officers; (b) an interest rate that represents the current yield curve with an upward adjustment during the term; (c) volatility calculated using weekly stock prices for the three years prior to the grant date; and (d) dividends at the rate of $.44 per share (the current annual dividend rate) with an upward adjustment during the term which represents historic trends. The Company does not believe that the values estimated by the model will necessarily be indicative of the values to be realized by an executive.

  The following table sets forth information concerning each exercise of stock options during 1993 by each of the named Executive Officers and the value of unexercised options at December 31, 1993.

                      AGGREGATED OPTION EXERCISES IN 1993
                        AND VALUES AT DECEMBER 31, 1993

                                                         NUMBER OF
                                                   SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                  UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS
                                                   DECEMBER 31, 1993 (#)    AT DECEMBER 31, 1993($)
                                                 ------------------------- -------------------------
                             SHARES      VALUE
                          ACQUIRED ON  REALIZED
          NAME            EXERCISE (#)    ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
- ------------------------  ------------ --------- ----------- ------------- ----------- -------------
Orin R. Smith...........    247,800    4,734,539   360,001      329,062     4,356,905    2,357,305
L. Donald LaTorre.......     70,313    1,339,448   151,875      191,250     1,646,460    1,314,956
Robert L. Guyett........          0            0    90,000      135,000       793,755      853,740
Robert J. Schaffhauser..     46,687      825,059    37,125       64,687       374,401      453,383
Arthur A. Dornbusch, II.     28,687      527,208    29,439       46,125       321,939      343,067

                                 PENSION PLANS

  The following table shows estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit pension plan, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits and provide additional credited years of service, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
              REMUNERATION          15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
     ------------------------------ -------- -------- -------- -------- --------
     $   50,000.................... $10,224  $13,632  $17,040  $20,448  $23,856
        100,000....................  21,474   26,632   35,790   42,948   50,106
        200,000....................  43,974   58,632   73,290   87,948  102,606
        300,000....................  66,474   88,632  110,790  132,948  155,106
        400,000....................  88,974  118,632  148,290  177,948  207,606
        500,000.................... 111,474  148,632  185,790  222,948  260,106
        600,000.................... 133,974  178,632  223,290  267,948  312,606
        700,000.................... 156,474  208,632  260,790  312,948  365,106
        800,000.................... 178,974  238,632  298,290  357,948  417,606
        900,000.................... 201,474  268,632  335,790  402,948  470,106
      1,000,000.................... 223,974  298,632  373,290  447,948  522,606
      1,100,000.................... 246,474  328,632  410,790  492,948  575,106
      1,200,000.................... 268,974  358,632  448,290  537,948  627,606
      1,300,000.................... 291,474  388,632  485,790  582,948  680,106
      1,400,000.................... 313,974  418,632  523,290  627,948  732,606
      1,500,000.................... 336,474  448,632  560,790  672,948  785,106

  A participant's remuneration covered by the Company's pension plans is his or her average monthly earnings, consisting of base salary and regular cash bonuses, if any (as reported in the Summary Compensation Table, except as set forth below), for the highest 60 consecutive calendar months out of the 120 completed calendar months next preceding termination of employment. With respect to each of the individuals named in the Summary Compensation Table on page 10, credited years of service under the plans as of December 31, 1993 are as follows: Mr. Smith, 22 years; Mr. LaTorre, 9 years; Mr. Guyett, 2 years; Mr. Schaffhauser, 4 years; and Mr. Dornbusch, 17 years. Messrs. Smith, LaTorre, Guyett, Schaffhauser and Dornbusch had $670,034, $326,269, $272,660, $249,696
and $193,711, respectively, of annual remuneration covered by the plans during 1993. Benefits shown are computed as a straight line single life annuity beginning at age 65 and the benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts.

            EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  In May 1986, the Company entered into a three-year employment agreement with Mr. Smith. Commencing May 20, 1987, and on each May 20 thereafter, Mr. Smith's agreement shall automatically be extended for another year unless notice of the Company's intention not to extend shall have been given in writing no later than December 31st of the preceding year. The agreement provides for an annual salary of not less than $400,000, an annual cash bonus as the Company, in its sole discretion, shall determine, but not less than $216,645, and grants of shares of the Company's Common Stock pursuant to the Key Employees Stock Bonus Plan, then in effect, in such amounts as the Company, in its sole discretion, shall determine; provided, however, that such annual bonus share grants may not be less than 14,999 shares, conditioned on the Company achieving its financial plan, as approved by the Board of Directors, for the year with respect to which the grant is made. Such financial plan is established by the Board of Directors in its discretion and may or may not require an improvement in the Company's performance from the prior year. In addition, Mr. Smith is entitled to participate in the benefit plans of the Company.

  The Company's Key Employee Stock Bonus Plan and the Company's Stock Option Plans, in which all of the Executive Officers participate, provide for the acceleration of vesting of awards granted in the event of a change in control. Pursuant to these plans a "change in control" shall occur if (a) twenty-five percent or more of the Company's outstanding securities entitled to vote in the election of directors shall be beneficially owned, directly or indirectly, by any person or group of persons, other than the groups presently owning the same, or (b) a majority of the Board of Directors of the Company ceases to consist of the existing membership or successors nominated by the existing membership or their similar successors.

                        REPORT ON EXECUTIVE COMPENSATION

  Under the overall direction of the Compensation Committee and the Stock Option/Stock Bonus Committee of the Board of Directors and in accordance with the Company's Stock Option Plan and Stock Bonus Plan approved by its shareholders, the Company has developed and implemented compensation programs designed to:

    . Attract and retain people who can build and continue to grow a successful corporation;

    . Provide incentives to achieve high levels of corporate, business, and individual performance; and

    . Maintain and enhance alignment of employee and shareholder interests.

  The Compensation and Stock Option/Stock Bonus Committees are composed entirely of non-employee Directors individually noted as signatories to this report.

  The Compensation Committee is responsible for overseeing the development and for review and approval of:

    . Overall compensation policy;

    . Salaries for the Chief Executive Officer and for approximately
     45 other senior managers worldwide; and

    . Aggregate cash incentive awards for the Company and specific individual cash awards under the annual plan for the Chief
     Executive Officer and approximately 45 other senior managers worldwide.

  The Stock Option/Stock Bonus Committee is responsible for overseeing the development and for review and approval of:

    . Plan design and policies related to senior management and employee awards of options and restricted stock; and

    . Individual grants under the Stock Option Plan to the Chief
     Executive Officer and approximately 60 other senior managers worldwide and restricted stock awards under the Key Employee Stock Bonus Plan to approximately 325 employees worldwide.

  In exercising those responsibilities and in determining the compensation in particular of Mr. Smith and in general of other senior managers individually reviewed, the Committees examine and set:

  1. Base Salary

   Salaries are reviewed annually against industry practices as determined by professional outside consultants who conduct annual surveys. The Company's current competitive target is to pay somewhat above the median for positions of comparable level as adjusted for company size. This target is being achieved with the Company's senior management population, while on average the entire salaried population has received compensation slightly above this target. Salary structures are set each year based on the Company's target and its actual competitive position. There was no increase in the structure for 1994 for professional, technical, and managerial personnel. Likewise, merit budgets are established based on a competitive target, actual competitive position, and the Company's desire to recognize and reward individual contribution.

   Individual adjustments are earned based on individual performance measured against business objectives within the constraints of the structure and the merit budget.

   Mr. Smith's salary was adjusted 4.5% for 1994. Base salary is less than one-fourth of total compensation for Mr. Smith and generally less than one-half of total compensation for other senior management. This reflects the Company's emphasis on non-fixed compensation which varies with Company performance and on other equity vehicles which are closely aligned with shareholder interests.

  2. Annual Cash Incentive Program

   This program is designed to provide focus on expected annual results and recognition of accomplishment for the year. Approximately 275 employees are eligible to participate in the Company's program. The overall incentive pool is not determined mathematically. It is based on Compensation Committee judgment of the appropriate payments relative to competitively determined "normal" or targeted incentive payments. This judgment considers the current year's earnings performance compared with the prior year, the earnings target for the current year, and the economic and competitive climate. Historically, the Committee's judgment has been to leverage the size of incentives paid such that they increase or decrease more rapidly as performance exceeds or falls short of target annual earnings levels.

   For the year 1993, Mr. Smith received a cash incentive award of $585,000, a decrease of $85,000 from the 1992 award and $90,000 lower than the 1991 award. This judgment was based on an ambitious earnings target for 1993 which was approved by the Compensation Committee in December 1992 and which took into consideration actual 1993 earnings performance compared with the Company's target, actual 1992 earnings and economic and competitive conditions. Although the Company's performance was under its highly ambitious annual earnings target in 1993, it did attain record earnings (excluding a special charge and the cumulative effect of an accounting change) despite generally poor world economic conditions. As a result, average cash incentives paid were less than the targeted incentive award (approximately 80%) throughout the Company.

   While highly variable from year to year in the survey information, senior management bonuses are above the median but well below the 75th percentile competitive position targeted if the Company achieves superior performance.

  3. Restricted Stock

   The Key Employee Stock Bonus Plan is designed to align key employee and shareholder long term interests by providing designated employees an equity interest in the Corporation which vests in equal amounts over a period of five years. Approximately 325 employees participate in the Company's plan worldwide. Eligible employees are reviewed annually for award grants. The size of the award is determined by Stock Option/Stock Bonus Committee judgment considering the Company's overall performance, award history, and individual performance. Awards of restricted stock under the Key Employee Stock Bonus Plan and stock options under the Stock Option Plan are determined independently of each other but within the context of a senior manager's total compensation package. The Company targets a high position relative to the competitive sample if the Company achieves superior performance. This weights the total compensation package for senior managers most heavily on stock for better alignment with shareholder interests.

   For the year 1993, Mr. Smith received an award of 47,250 shares. This is less than the shares awarded in the prior two years (as adjusted for stock splits) because performance was under the ambitious earnings target. Although the Company did not attain its highly ambitious annual earnings target in 1993, it did attain record earnings (excluding a special charge and the cumulative effect of an accounting change) despite generally poor world economic conditions. Overall shares awarded were down by 26% from the excellent 1992 performance (as adjusted for the stock split).

  4. Stock Options

   The Stock Option Plan has been designed to link employee compensation growth directly to growth in share price. In conjunction with restricted stock, options are the major driver of senior management compensation aligning their rewards with shareholder interests. Approximately 60 employees worldwide participate in the Company's Stock Option Plan. Eligible employees are reviewed annually for grants. Options vest in equal increments over four years.

   The size of the award is determined by Stock Option/Stock Bonus Committee judgment considering the Company's overall performance, award history, and individual performance. Awards of stock options and restricted stock are determined independently of each other but within the context of a senior manager's total compensation package. The Committee targets a high position relative to the competitive sample if the Company achieves superior performance with the result that a significant proportion of total compensation potential is at risk if Company performance does not generate growth in share price.

   For 1993 Mr. Smith was awarded 191,250 stock options. This is less than the shares awarded in the prior two years (as adjusted for stock splits) because actual performance was under the ambitious earnings target. Although the Company did not attain its highly ambitious annual earnings target in 1993, it did attain record earnings (excluding a special charge and the cumulative effect of an accounting change) despite generally poor world economic conditions. Overall options awarded were down by 13% from the Company's excellent 1992 performance (as adjusted for the stock split).

  The Committees direct the purchase of compensation survey information from several independent professional consultants in order to review the base, annual cash incentive, and total compensation of Mr. Smith and other individual senior managers and employee groups. There is some overlap with the Dow Jones Chemicals Group used in the Performance graph. There are two key reasons for the divergence in samples: (1) the Company generally utilizes standard surveys in the belief that the general lack of precision inherent in survey methodology and compensation decision making does not normally warrant the additional cost of specialized surveys (most of the Dow Jones Chemicals Group do not participate in the standard surveys purchased); (2) the predominant labor markets in which the Company competes for people differ from the Dow Jones Chemicals Group in that they also include firms in other business line industries, e.g., metal fabrication and in geographic concentrations, e.g., New Jersey.

  Based on the surveys and the achievements of the Company against its targets and in the context of the economic and competitive climate, the Committees are satisfied the Company's compensation plans meet the objectives of attracting and retaining talent, providing incentives for superior performance, and aligning employee and shareholder interests.

  As of the time of issuing this report the Committees were still evaluating the Company's compensation policies with respect to qualifying compensation paid to its executive officers for deductibility under section 162(m) of the Internal Revenue Code. The Committees believe that compensation to be paid in 1994 will not exceed one million dollars in non-excluded compensation to any of the executives named in the Summary Compensation Table on page 10.

  Although the Company did not attain its highly ambitious annual earnings target in 1993, it did attain record earnings (excluding a special charge and the cumulative effect of an accounting change) despite generally poor world economic conditions. At the same time, the Company's financial condition remained extremely strong. Total return to shareholders during the last three years from December 31, 1990 to December 31, 1993 has significantly exceeded both the S&P 500 and the Dow Jones Chemical Group increasing over 350% while the Company's market capitalization has grown from $841 million to $2.339 billion.

                            COMPENSATION COMMITTEE
                      STOCK OPTION/STOCK BONUS COMMITTEE

 Marion H. Antonini           James V. Napier        Norma T. Pace
 Reuben F. Richards           Henry R. Slack         Douglas G. Watson

                               PERFORMANCE GRAPH

 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN* AMONG ENGELHARD CORPORATION,
                  S&P 500 INDEX AND DOW JONES CHEMICAL SECTOR


                                                      DECEMBER 31,
                                         ---------------------------------------
                                         1988  1989   1990   1991   1992   1993
                                         ---- ------ ------ ------ ------ ------
Engelhard Corporation................... 100  114.59 116.25 205.15 331.92 358.78
S&P 500................................. 100  131.69 127.60 166.47 179.15 197.21
Dow Jones (Chemical).................... 100  127.51 116.38 155.93 170.17 188.35

    --------
    *Assumes $100 invested on December 31, 1988 in each referenced group with reinvestment of dividends.

                2. APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, based on the recommendation of the Audit Committee, voted to retain Coopers & Lybrand to serve as independent public accountants for the year 1994. Coopers & Lybrand expects to have a representative at the meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.

  It is understood that even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its shareholders.

  The Board of Directors recommends that you vote FOR the ratification of the appointment of Coopers & Lybrand as the Company's independent public accountants for the year 1994.

                          FUTURE SHAREHOLDER PROPOSAL

  The Company will not consider any shareholder proposal for inclusion in the 1995 Annual Meeting of Shareholders' proxy material unless received by the Company not later than November 30, 1994.

                                 OTHER MATTERS

  At the date of this Proxy Statement, the Board of Directors has no knowledge of any business other than that described herein which will be presented for consideration at the meeting. In the event any other business is presented at the meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.

                                   By Order of the Board of Directors

                                   ARTHUR A. DORNBUSCH, II Vice President,
                                   General Counsel and Secretary

March 30, 1994

                               LOGO OF ENGELHARD

          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

                                  May 5, 1994

P                            ENGELHARD CORPORATION
R                  101 Wood Avenue, Iselin, New Jersey 08830
O
X     Proxy Solicited on Behalf of the Board of Directors of the Company
Y             for the Annual Meeting of Shareholders' May 5, 1994

The undersigned hereby constitutes and appoints Reuben F. Richards, Orin R. Smith and Arthur A. Dornbusch, II, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ENGELHARD CORPORATION to be held at One Chase Manhattan Plaza, Ground Floor, on Thursday, May 5, 1994 at 10:00 A.M. New York City Time and at any adjournments thereof, on all matters coming before said meeting.

                                            (Change of Address/Comments)
Election of Directors, Nominees:
Marion H. Antonini, Anthony W. Lea and
Douglas G. Watson                       -------------------------------------

                                        -------------------------------------

                                        -------------------------------------

                                        -------------------------------------


You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                     SEE REVERSE SIDE
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                                                I plan to attend
This proxy when properly executed will be voted in the            the meeting.
manner directed herein by the undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR
Proposals 1 and 2.                                                      [_]



1. Election of Directors (see reverse)    (To withhold vote for any individual
                                          nominee write that name below.)

                                          ------------------------------------

   FOR               WITHHELD

   [_]                 [_]

2. Ratification of appointment of Coopers & Lybrand as independent public accountants.

   FOR    AGAINST    ABSTAIN

   [_]      [_]        [_]

3. In their discretion, upon other matters as they may properly come before the meeting.

   FOR    AGAINST    ABSTAIN

   [_]      [_]        [_]

Please mark, sign and return promptly using the enclosed envelope. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.


                                             -----------------------------------

                                             -----------------------------, 1994
                                             SIGNATURE(S)        DATED

"PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
- --------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

Dear Shareholder(s):

Enclosed you will find material relative to the Company's 1994 Annual Meeting of shareholders. The notice of the annual meeting and proxy statement describe the formal business to be transacted at the meeting, as summarized on the attached proxy card.

Whether or not you expect to attend the Annual Meeting, please complete and return promptly the attached proxy card in the accompanying envelope, which requires no postage if mailed in the United States. As a shareholder, please remember that your vote is important to us.

ENGELHARD CORPORATION